UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. _____1___)*
Crex
(Name of Issuer)
Common
(Title of Class of Securities)
22530j200
(CUSIP Number)
Will Logan   13100 MAGISTERIAL DRIVE SUITE 100
LOUISVILLE, KENTUCKY 40223  Tel: (502) 791-8797
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
05/03/2023
(Date of Event which Requires Filing of this Statement)
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Note:
*

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CUSIP No. 000000000
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13D
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Page 2 of 4 Pages
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1.
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NAMES OF REPORTING PERSONS

Kevin Sheldon
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2.
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CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)?????
(b)?????
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3.
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SEC USE ONLY
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4.
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SOURCE OF FUNDS (see instructions)
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personal savings
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5.
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CHECK BOX
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6.
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CITIZENSHIP OR PLACE OF ORGANIZATION
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United States
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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7.
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SOLE VOTING POWER
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388234

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8.
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SHARED VOTING POWER
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0

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9.
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SOLE DISPOSITIVE POWER
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890195

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10.
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SHARED DISPOSITIVE POWER
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0





11.
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AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388234
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12.
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CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)?????
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13.
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PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

100%
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14.
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TYPE OF REPORTING PERSON (see instructions)

individual
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CUSIP No. 000000000
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13D
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Page 3 of 4 Pages
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Item 1.??Security and Issuer.
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Item 2.??Identity and Background.
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Item 3.??Source or Amount of Funds or Other Consideration.
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Item 4.??Purpose of Transaction.
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Item 5.??Interest in Securities of the Issuer.
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Item 6.??
Item 7.??Material to Be Filed as Exhibits.
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CUSIP No. 000000000
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13D
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Page 4 of 4 Pages
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SIGNATURE
    After reasonable inquiry.

COMPANY NAME

Kevin Sheldon
Insert Name

individual
Insert Title

05/03/2023
Insert Date